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                                  NEWS RELEASE
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                       CHICAGO BRIDGE & IRON COMPANY N.V.

FOR IMMEDIATE RELEASE:                      FOR FURTHER INFORMATION CONTACT:
JANUARY 22, 2003                            MEDIA: BRUCE STEIMLE (832) 513-1111
                                            ANALYSTS: MARTY SPAKE (832) 513-1245


           CB&I ANNOUNCES TWO-FOR-ONE STOCK SPLIT; INCREASES DIVIDEND

THE WOODLANDS, TEXAS -- Jan. 22, 2003 -- Chicago Bridge & Iron Company N.V. (NYSE: CBI) announced today that it will effect a two-for-one stock split and will increase its dividend, raising the yield by 33 percent.

         The stock split will be effected as a stock dividend of one additional share of the Company's common shares, with a nominal value of EUR 0.01, for each issued share. The additional shares will be distributed on or about Feb. 10, 2003, to holders of record at the close of business on Feb. 3, 2003. Following the split, the number of issued common shares will increase to approximately
44.3 million.

         In addition, effective after the two-for-one stock split, the Company will increase the interim dividend on its shares from $0.03 to $0.04 per share per quarter. The payment of dividends or distributions in the future will be subject to the discretion of our shareholders (in the case of annual dividends), the Management Board and the Supervisory Board, and will depend upon general business conditions, legal restrictions on the payment of dividends and other factors, including covenants in the Company's various credit and loan agreements.

         Commenting on the actions, Gerald M. Glenn, Chairman, President and CEO of CB&I, said, "This split will increase the available shares in the market and should permit CB&I stock to be more broadly held, which will improve liquidity for all shareholders. Increased cash flows from our global businesses enable us to raise the dividend, and this decision is a reflection of the Supervisory Board's and management's confidence in our business prospects going forward."

         In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, CB&I cautions that statements in this press release which are forward looking and which provide other than historical information involve risks, uncertainties and assumptions, and the actual outcome and results may differ materially from what is expressed. A variety of factors could cause business conditions to differ from what is expressed in the forward-looking statements. Please see CB&I's Report on Form 10-Q for the quarter ended Sept. 30, 2002, for a more complete discussion of these risk factors.


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         CB&I is a global specialty engineering and construction company offering a complete package of design, engineering, fabrication, construction and maintenance services. Our products include hydrocarbon processing plants, LNG terminals and peak shaving plants, bulk liquid terminals, water storage and treatment facilities, and other steel structures and their associated systems. Information about CB&I is available at www.chicagobridge.com.


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